Exhibit 3.78

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

ENTERCOM PROPERTIES, LLC

This Limited Liability Company Agreement (this “Agreement”) of ENTERCOM PROPERTIES, LLC (the “Company”), is entered into as of the September 30, 2009, by ENTERCOM RADIO, LLC, a Delaware limited liability company, as member (the “Member”).

The Member hereby forms the Company as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended from time to time (the “Act”), and hereby agrees as follows:

1. Purpose. The Company is formed for the purpose of engaging in any lawful act or activity for which limited liability companies may be formed under the Act (including, without limitation, acquiring, operating, managing and disposing of broadcast radio stations and related assets), and engaging in any and all activities necessary or incidental to the foregoing.

2. Member. The name and the business, residence or mailing address of the sole member of the Company are as follows:

Name	Address
Entercom Radio, LLC	401 City Avenue, Suite 809 Bala Cynwyd, PA 19004

3. Management.

(a) The business and affairs of the Company shall be managed by the Member. The Member shall have the power and authority to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers and authorities, statutory or otherwise, possessed by members of limited liability companies under the laws of the State of Delaware. In connection with the foregoing, the Member may act through its officers and employees and other persons designated by the Member in carrying out any and all of its powers and authorities under this Agreement, and delegate any and all of the powers and authorities that the Member possesses under this Agreement to any of its officers and employees and to any other person designated by the Member.

(b) The officers of the Company may include a Chairman, a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary and one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers and any other officers deemed necessary or appropriate by the Member. Any two or more offices may be held by the same person. Each officer shall be appointed by, and shall serve at the pleasure of, the Member, and may be removed with or without cause at any time by the Member, subject to the provisions of any written contract between the Company and such person. The officers shall have such powers and perform such duties as from time to time may be assigned by the Member.

(c) Andrew P. Sutor, IV (“Sutor”) is hereby appointed as an “authorized person” of the Company within the meaning of the Act (an “Authorized Person”) for the sole purpose of executing, delivering and filing the Certificate of Formation of the Company. Sutor’s powers as Authorized Person shall be terminated immediately after the filing of the Certificate of Formation.

(d) Upon the appointment of an officer of the Company by the Member, he or she shall thereafter constitute an Authorized Person until the earlier of (i) his or her removal by the Member or (ii) the appointment of his or her successor by the Member. Each Authorized Person has the authority to execute, deliver and file any amendments and/or restatements of the Certificate of Formation, and any other certificates or documents (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business and to take any and all actions on behalf of the Company within its business purposes specified in Section 1 hereof; provided, however, that the Member may expand or may limit or otherwise restrict the authority of the officers as it deems appropriate. The Company may (i) acquire, hold and dispose of interests (whether by the making of investments or otherwise and on such terms and conditions as the Member may determine) in other entities, including as a partner of a U.S. or foreign partnership, a member of a U.S. or foreign limited liability company and a stockholder of a U.S. or foreign corporation, and (ii) borrow money (on such terms and conditions as the Member may determine) in connection with its business.

4. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Member, (b) the bankruptcy or dissolution of the Member or the occurrence of any other event that terminates the continued membership of the Member in the Company, or (c) the entry of an order of judicial dissolution under Section 18-802 of the Act.

5. Capital Contributions. The Member shall contribute the assets (subject to the liabilities) set forth in the Subscription Agreement dated the date hereof between the Member and the Company to the Company as its capital contribution to and in consideration for its interest in the Company.

6. Additional Contributions. No Member is required to make any additional capital contributions to the Company except as required pursuant to the Capital Call and Assignment of Rights Agreement among the Company, the Member and American Towers, Inc. (“Purchaser”), dated as of September 30, 2009, as amended and in effect from time to time. The Member and the Company hereby agree that: (a) Purchaser is a third party beneficiary of the provisions of this Section 6 and; (b) this provision may not be amended, deleted, replaced or otherwise altered without the prior written consent of Purchaser.

7. Allocation of Profits and Losses. All of the Company’s profits and losses shall be allocated to the Member.

8. Distribution. Distributions shall be made to the Member at the times and in the amounts determined by the Member.

9. Assignments. The Member may assign its limited liability company interest in whole or in part.

10. Resignation. The Member may resign from the Company as long as one or more additional members have been previously admitted to the Company.

11. Admission of Additional Members. One or more additional members may be admitted to the Company with the consent of and on such terms and conditions as may be determined by the Member.

12. Liability of Members. The Member, in its capacity as a member of the Company, shall not have any liability for the obligations or liabilities of the Company.

13. Indemnification.

(a) Scope of Indemnification.

(i) General Rule. The Company shall indemnify an indemnified representative against any liability incurred in connection with any proceeding in which the indemnified representative may be involved as a party or otherwise by reason of the fact that such person is or was serving in an indemnified capacity, including, without limitation, liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement, negligence, gross negligence or act giving rise to strict or products liability, except:

(a) where such indemnification is expressly prohibited by applicable law;

(b) where the conduct of the indemnified representative has been finally determined pursuant to Section 13(f) or otherwise:

(i) to constitute willful misconduct or recklessness sufficient in the circumstances to bar indemnification against liabilities arising from the conduct; or

(ii) to be based upon or attributable to the receipt by the indemnified representative from the Company of a personal benefit to which the indemnified representative is not legally entitled; or

(c) to the extent such indemnification has been finally determined in a final adjudication pursuant to Section 13(f) to be otherwise unlawful.

(ii) Partial Payment. If an indemnified representative is entitled to indemnification in respect of a portion, but not all, of any liabilities to which such person may be subject, the Company shall indemnify such indemnified representative to the maximum extent for such portion of the liabilities.

(iii) Presumption. The termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the indemnified representative is not entitled to indemnification.

(iv) Definitions. For purposes of this Section 13:

(a) “indemnified capacity” means any and all past, present and future service by an indemnified representative in one or more capacities as a member, officer, employee or agent of the Company, or, at the request of the Company, as a member, manager, officer, director, employee, agent, fiduciary or trustee of another company, corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise;

(b) “indemnified representative” means any and all members and officers of the Company, any member, manager, officer, employee or agent of a member of the Company acting on behalf of a member of the Company in its capacity as a member of the Company, and any other person designated as an indemnified representative by the Company (which may, but need not, include any person serving at the request of the Company, as a member, manager, officer, director, employee, agent, fiduciary or trustee of another Company, corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise);

(c) “liability” means any damage, judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax assessed with respect to an employee benefit plan, or cost or expense of any nature (including, without limitation, attorneys’ fees and disbursements); and

(d) “proceeding” means any threatened, pending or completed action, suit, appeal or other proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of the Company, a class of its security holders or otherwise.

(b) Proceedings Initiated by Indemnified Representatives. Notwithstanding any other provision of this Section 13, the Company shall not indemnify under this Section 13 an indemnified representative for any liability incurred in a proceeding initiated (which shall not be deemed to include counterclaims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the proceeding is authorized, either before or after its commencement, by the Member. This Section 13(b) does not apply to reimbursement of expenses incurred in successfully prosecuting or defending an arbitration Under Section 13(f) or otherwise successfully prosecuting or defending the rights of an indemnified representative granted by or pursuant to this Section 13.

(c) Advancing Expenses. The Company shall pay the expenses (including attorneys’ fees and disbursements) incurred in good faith by an indemnified representative in advance of the final disposition of a proceeding described in Section 13(a) or the initiation of or participation in a proceeding which has been authorized by the Member pursuant to Section 13(b) upon receipt of an undertaking by or on behalf of the indemnified representative to repay the amount if it is ultimately determined pursuant to Section 13(f) that such person is not entitled to be indemnified by the Company pursuant to this Section 13. The financial ability of an indemnified representative to repay an advance shall not be a prerequisite to the making of such advance.

(d) Securing of Indemnification Obligations. To further effect, satisfy or secure the indemnification obligations provided herein or otherwise, the Company may maintain insurance, obtain a letter of credit, act as self-insurer, create a reserve, trust, escrow, cash collateral or other fund or account, enter into indemnification agreements, pledge or grant a security interest in any assets or properties of the Company, or use any other mechanism or arrangement whatsoever in such amounts, at such costs, and upon such other terms and conditions as the Member shall deem appropriate. Absent fraud, the determination of the Member with respect to such amounts, costs, terms and conditions shall be conclusive against all security holders, officers and members and shall not be subject to voidability.

(e) Payment of Indemnification. An indemnified representative who is entitled to indemnification under this Section 13 shall be entitled to payment within 30 days after a written request for indemnification has been delivered to the Secretary of the Company.

(f) Arbitration.

(i) General Rule. Any dispute related to the right to indemnification, contribution or advancement of expenses as provided under this Section 13, except with respect to indemnification for liabilities arising under the Securities Act of 1933, as amended, that the Company has undertaken to submit to a court for adjudication shall be decided only by arbitration in the metropolitan area in which the principal executive offices of the Company are located at the time, in accordance with the commercial arbitration rules then in effect of the American Arbitration Association, before a panel of three arbitrators, one of whom shall be selected by the Company, the second of whom shall be selected by the indemnified representative and the third of whom shall be selected by the other two arbitrators. In the absence of the American Arbitration Association, or if for any reason arbitration under the arbitration rules of the American Arbitration Association cannot be initiated, and if one of the parties fails or refuses to select an arbitrator or the arbitrators selected by the Company and the indemnified representative cannot agree on the selection of the third arbitrator within 30 days after such time as the Company and the indemnified representative have each been notified of the selection of the other’s arbitrator, the necessary arbitrator or arbitrators shall be selected by the presiding judge of the court of general jurisdiction in the county in which the Company’s executive office is located.

(ii) Qualifications of Arbitrators. Each arbitrator selected as provided herein is required to be or have been a director or executive officer of a corporation whose shares of common stock were listed during at least one year of such service on the New York Stock Exchange or the American Stock Exchange or quoted on the National Association of Securities Dealers Automated Quotations System.

(iii) Burden of Proof. The party or parties challenging the right of an indemnified representative to the benefits of this Section 13 shall have the burden of proof.

(iv) Expenses. The Company shall reimburse an indemnified representative for the expenses (including attorneys’ fees and disbursements) incurred in successfully prosecuting or defending such arbitration.

(v) Effect. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by any party in accordance with applicable law in any court of competent jurisdiction, except that the Company shall be entitled to interpose as a defense in any such judicial enforcement proceeding any prior final judicial determination adverse to the indemnified representative under Section 13(a)(i)(a) or Section 13(a)(i)(b). This arbitration provision shall be specifically enforceable.

(g) Contribution. If the indemnification provided for in this Section 13 or otherwise is unavailable for any reason in respect of any liability or portion thereof, the Company shall contribute to the liabilities to which the indemnified representative may be subject in such proportion as is appropriate to reflect the intent of this Section 13 or otherwise.

(h) Mandatory Indemnification of the Member, Officers, Etc. To the extent that an authorized representative of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against such person by reason of the fact that such person is or was serving on behalf of the Company, or brought by such person by or in the right of the Company to procure a judgment in its favor, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by such person in connection therewith.

(i) Contract Rights; Amendment or Repeal. All rights under this Section 13 shall be deemed a contract between the Company and the indemnified representative pursuant to which the Company and each indemnified representative intend to be legally bound. Any repeal, amendment or modification hereof shall be prospective only and shall not affect any rights or obligations then existing.

(j) Scope of Section 13. The rights granted by this Section 13 shall not be deemed exclusive of any other rights to which those seeking indemnification, contribution or advancement of expenses may be entitled under any statute, agreement, vote or otherwise, both as to action in an indemnified capacity and as to action in any other capacity. The indemnification, contribution and advancement of expenses provided by or granted pursuant to this Section 13 shall continue as to a person who has ceased to be an indemnified representative in respect of matters arising prior to such time, and shall inure to the benefit of the heirs, executors, administrators and personal representatives of such a person.

(k) Reliance on Provisions. Each person who shall act as an indemnified representative of the Company shall be deemed to be doing so in reliance upon the rights of indemnification, contribution and advancement of expenses provided by this Section 13.

(l) Changes in Delaware Law. References in this Section 13 to Delaware law or to any provision thereof shall be to such law as it existed on the date this Section 13 was adopted or as such law thereafter may be changed; provided that (i) in the case of any change which expands the liability of indemnified representatives or limits the indemnification rights or the rights to advancement of expenses which the Company may provide, the rights to limited liability, to indemnification and to the advancement of expenses provided in this Section 13 shall continue as theretofore to the extent permitted by law; and (ii) if such change permits the Company without the requirement of any further action by the Member or the officers to limit further the liability of indemnified representatives or to provide broader indemnification rights or rights to the advancement of expenses than the Company was permitted to provide prior to such change, then liability thereupon shall be so limited and the rights to indemnification and the advancement of expenses shall be so broadened to the extent permitted by law.

14. General Provisions.

(a) The covenants and agreements contained herein shall be binding upon and inure to the benefit of the heirs, personal representatives, successors and assigns of the respective parties hereto.

(b) Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect any other provisions of this Agreement.

(c) No provision of this Agreement is intended to be for the benefit of any unrelated creditor to whom any debts, liabilities or obligations are owed by, or who otherwise has any claim against, the Company or the Member, and no such creditor shall obtain any right under any such provisions or shall by reason of such provisions make any claim in respect of any debt, liability or obligation (or otherwise) against the Company or the Member.

(d) Section titles herein are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text. In this Agreement, the singular shall include the plural and the neuter gender shall include the masculine and feminine genders, and vice versa, unless the context otherwise requires.

(e) This Agreement may be modified or amended only with the Unanimous Consent of the Member(s).

(f) This Agreement shall be governed by, and interpreted and enforced in accordance with, the substantive laws of the State of Delaware, without reference to the principles governing the conflict of laws applicable in that or any other jurisdiction.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the date first set forth above.

MEMBER:

Entercom Radio, LLC

By:	/s/ John C. Donlevie
Name:	John C. Donlevie
Title:	Executive Vice President